Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Medium-Term Notes, Series B	$2,500,000	$267.50

_____________
(1)  Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $267.50 is being paid in connection with the registration of these Medium-Term Notes, Series B.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-136666

PRICING SUPPLEMENT
(To Prospectus Dated August 16, 2006 and
Prospectus Supplement Dated August 16, 2006)

The Bear Stearns Companies Inc.

$2,500,000 100% Principal Protected Notes, Linked to a Basket of B.R.I.C.
Currencies Against the U.S. Dollar Due December 22, 2008

•
The Notes are 100% principal protected if held to maturity and are linked to the potential appreciation, against the United States dollar (the “U.S. dollar”), in the value of an equally weighted basket comprised of the following four foreign currencies: (1) the Brazilian real (“BRL”); (2) the Russian ruble (“RUB”); (3) the Indian rupee (“INR”); and (4) the Chinese yuan (“CNY”). (BRL, RUB, INR and CNY are each a “Component” and collectively the “Basket”.) When we refer to Notes in this pricing supplement, we mean Notes with a notional amount of $100,000. On the Maturity Date you will receive an amount in cash that depends on the Basket Performance.

•	The Notes will allow you to participate in 400% of the potential positive Basket Performance; i.e., the potential appreciation in the value of the Basket against the U.S. dollar.

•
If, at maturity, the Basket Performance is greater than 0% (i.e., the value of the Basket has appreciated against the U.S. dollar), the payment you will receive per Note will equal $100,000, plus $100,000 multiplied by the product of 400% and the Basket Performance, which is:

•
If, at maturity, the Basket Performance is equal to or less than 0% (i.e., the value of the Basket has failed to appreciate against the U.S. dollar), the payment you will receive per Note will equal $100,000.

Because the Notes are 100% principal protected if held to maturity, in no event will the payment at maturity be less than $100,000 per Note.

•	The CUSIP number for the Notes is 073928S79.

INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE A SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE A SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100.00%‡	$2,500,000
Agent’s discount	0.00%	$0
Proceeds, before expenses, to us	100.00%	$2,500,000

‡ Any additional reissuances will be offered at a price to be determined at the time of pricing of each offering of Notes, which will be a function of the prevailing market conditions and the value of the Basket at the time of the relevant sale.

We may grant the agents a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $375,000 of Notes at the public offering price, less the agent’s discount, to cover any over-allotments.

We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about the Settlement Date, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

Bear, Stearns & Co. Inc.
December 6, 2006

SUMMARY

This summary highlights selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes linked to the appreciation, if any, in the value of the Basket against the U.S. dollar. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement, which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc., excluding its consolidated subsidiaries.

Selected Investment Considerations

•
Full principal protection—If the Basket Performance is equal to or less than 0%, in all cases the payment at maturity per Note will be $100,000. Because the Notes are 100% principal protected, in no event will you receive payment at maturity less than $100,000 per Note. However, the Basket Performance must be greater than 0% to earn any positive return.

•
Potential leverage in the increase in the value of the Basket—The Notes may be an attractive investment for investors who have a bullish view of the Basket. If held to maturity, the Notes allow you to participate in 400% of any appreciation of the value of the Basket against the U.S. dollar.

•
No current income—We will not pay any interest on the Notes. The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
Diversification—The Basket represents the relationship between the Components and the U.S. dollar, and the Notes may appreciate if the value of the Basket appreciates against the U.S. dollar, or equivalently, if the U.S. dollar declines against the value of the Basket. Therefore, the Notes may allow you to diversify an existing portfolio or investment.

Selected Risk Considerations

•
Possible loss of value in the secondary market—Your principal investment in the Notes is 100% protected only if you hold your Notes to maturity. If you sell your Notes prior to the Maturity Date, you may receive less, and possibly significantly less, than the amount you originally invested.

•
No interest, dividend or other payments—During the term of the Notes, you will not receive any periodic interest or other distributions and such payments will not be included in the calculation of the cash payment you will receive at maturity.

•
The Notes will not be listed on any securities exchange—You should be aware that we cannot ensure that a secondary market in the Notes will develop; and, if such market does develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. (“Bear Stearns”) has advised us that it intends, under ordinary market conditions, to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. In any event, any such market-making activities will cease as of the close of business on the Maturity Date.

•
The Components may not move in tandem—At a time when the value of one or more of the Components increases, the value of one or more of the other Components may decline. Therefore, in calculating the Basket Performance, increases in the value of one or more of the Components may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Components.

•
Taxes—We intend to treat the Notes as contingent payment debt instruments that are not subject to the special rules for nonfunctional currency contingent payment debt instruments. We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Face Amount:	Each Note will be issued in minimum denominations of $100,000. When we refer to Notes in this pricing supplement, we mean Notes with a notional amount of $100,000.

Further Issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Basket:
The Basket is comprised of four foreign currencies: (1) the Brazilian real (“BRL”); (2) the Russian ruble (“RUB”); (3) the Indian rupee (“INR”); and (4) the Chinese yuan (“CNY”). (BRL, RUB, INR and CNY are each a “Component” and collectively the “Basket”.) The number of units of each relevant Component which can be exchanged per U.S. dollar is “USD-BRL”, “USD-RUB”, “USD-INR” and “USD-CNY”, respectively. The weighting of each Component is fixed at 1/4 or 25% and will not change, unless any Component is modified during the term of the Notes.

Basket Performance:	Will be determined by the Calculation Agent as follows:

where:

Wi is the weighting of each Component, which is 25%.

Initial Fixing Level:	2.1475 with respect to USD-BRL; 26.2045 with respect to USD-RUB; 44.6000 with respect to USD-INR; and 7.8224 with respect to USD-CNY.

Final Fixing Level:
With respect to each Component, the number of units of each relevant Component which can be exchanged per U.S. dollar, as stated on the Final Fixing Page at the Final Fixing Time on the Final Fixing Date.

If no fixing is published on the Final Fixing Date, each relevant Final Fixing Level shall be determined by the Calculation Agent in a commercially reasonable manner.

Final Fixing Page:	With respect to USD-BRL, USD-INR and USD-CNY, Reuters Page 1FEE, and with respect to USD-RUB, Reuters Page EMTA.

Final Fixing Time:	With respect to USD-BRL, USD-INR and USD-CNY, 12:00 pm, New York time, and with respect to USD-RUB, 9:30 am, London time.

Final Fixing Date:	December 15, 2008

Pricing Date:	December 6, 2006

Settlement Date:	December 22, 2006

Maturity Date:	December 22, 2008

Payment at Maturity:
At maturity, we will pay you an amount in cash per Note, in U.S. dollars, that is based upon the Basket Performance. The Notes will allow you to participate in 400% of the potential positive Basket Performance; i.e., the potential appreciation in the value of the Basket against the U.S. dollar.

If, at maturity, the Basket Performance is greater than 0% (i.e., the value of the Basket has appreciated against the U.S. dollar), the payment per Note will equal $100,000, plus $100,000 multiplied by the product of 400% and the Basket Performance, which is:

The Notes are 100% principal protected if held to maturity. If the Basket Performance is equal to or less than 0% (i.e., the value of the Basket has failed to appreciate against the U.S. dollar), in all cases the payment at maturity per Note will equal $100,000.

Interest:	The Notes will not bear interest.

Business Day:
Any day that, in New York, New York and London, England, is not a Saturday or Sunday and is not a day on which banking institutions generally are authorized or required by law or executive order to close.

Exchange Listing:	The Notes will not be listed on any securities exchange.

Calculation Agent:
Bear, Stearns & Co. Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Basket; i.e. the potential appreciation of the value of the Basket against the U.S. dollar. The Notes will not bear interest, and no other payments will be made prior to maturity. See the section “Risk Factors.”

The Notes will mature on the Maturity Date. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a notional amount of $100,000. You should refer to the section “Description of the Notes.”

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. The Notes are 100% principal protected if held to maturity. However, the Notes differ from traditional debt securities in that the Notes offer participation in 400% of the positive performance of the Basket, if any, (i.e., of the potential appreciation in the value of the Basket against the U.S. dollar, or equivalently, a decline in the U.S. dollar against the value of the Basket).

What will I receive at Maturity of the Notes?

We have designed the Notes for investors who want to protect their investment by receiving at least 100% of the notional amount of their Notes at maturity, while also having an opportunity to participate in 400% of the potential appreciation in the value of the Basket against the U.S. dollar. Upon maturity of the Notes, for each Note you own, you will receive a payment in cash per Note, in U.S. dollars, that is based upon the Basket Performance.

If the Basket Performance is greater than 0% (i.e., the value of the Basket has appreciated against the U.S. dollar), the payment at maturity will equal $100,000, plus:

The Notes are 100% principal protected if held to maturity. If the Basket Performance is equal to or less than 0% (i.e., the value of the Basket has failed to appreciate against the U.S. dollar), in all cases the payment at maturity will equal $100,000 per Note.

The Initial Fixing Level is 2.1475 with respect to USD-BRL; 26.2045 with respect to USD-RUB; 44.6000 with respect to USD-INR; and 7.8224 with respect to USD-CNY.

For more specific information about the payment and for illustrative examples, you should refer to the section “Description of the Notes.”

Will there be additional offerings of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate notional amount of the outstanding Notes of this series to include the aggregate notional amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear Stearns, and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and the value of the Basket at the time of the relevant sale.

We intend to treat any additional offerings of Notes as part of the same issue as the Notes for U.S. federal income tax purposes. Accordingly, for purposes of the Treasury regulations governing original issue discount on debt instruments, we will treat any additional offerings of Notes as having the same issue date, the same issue price and, with respect to holders, the same adjusted issue price as the Notes. Consequently, the “issue price” of any additional offering of Notes for U.S. federal income tax purposes will be the first price at which a substantial amount of the Notes were sold to the public (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). If we offer further issuances of the Notes, we will disclose the treatment of any relevant accrued interest.

What does “100% principal protected” mean?

“100% principal protected” means that your principal investment in the Notes will not be at risk as a result of a depreciation of the value of the Basket against the U.S. dollar, provided the Notes are held to maturity. If the Basket Performance is equal to or less than 0% (i.e., the value of the Basket has failed to appreciate against the U.S. dollar), the payment at maturity will equal $100,000 per Note. Because the Notes are 100% principal protected, in no event will the payment at maturity be less than $100,000 per Note.

Will I receive interest on the Notes?

You will not receive any interest payments on the Notes.

How have the prices of the Components performed historically?

We have provided tables showing the price performance of the Components beginning in January 2001. You can find these tables in the section “Description of the Components - Historical Data on the Components” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the prices of the Components in various economic environments; however, please note that this time period is relatively limited and past performance is not indicative of the manner in which the prices of the Components will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Components is not an indication of the future performance of the Components.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange; and we do not expect a secondary market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend, under ordinary market conditions, to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. In any event, any market-making transactions in the Notes will cease as of the close of business on the Maturity Date. You should refer to the section “Risk Factors.”

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends, under ordinary market conditions, to buy and sell the Notes to create a secondary market for holders of the Notes and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them once they are begun.

Who will act as Calculation Agent?

Bear Stearns will be our Calculation Agent for purposes of calculating the cash payment to be paid on the Notes at maturity. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. You should refer to “Risk Factors—The Calculation Agent is our affiliate which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the increase, if any, in the value of the Basket against the U.S. dollar, they may be appropriate for investors with specific investment horizons who seek to participate in the potential appreciation of the value of the Basket against the U.S. dollar. In particular, the Notes may be an attractive investment for investors who:

•	are seeking an investment that offers 100% principal protection if held to maturity and are willing to hold the Notes to maturity;

•	want 400% exposure to the potential appreciation of the value of the Basket against the U.S. dollar;

•	believe that the value of the Basket will increase against the U.S. dollar, or equivalently, that the U.S. dollar will decline against the value of the Basket, over the term of the Notes;

•
are willing to forgo interest payments or any other payments in return for 100% principal protection if held to maturity and participation of 400% in any appreciation in the value of the Basket against the U.S. dollar; and

•	understand that the values of the Components may not move in tandem and that increases in one or more Components may be offset by decreases in one or more other Components.

The Notes may not be a suitable investment for you if you:

•	seek current income or dividend payments from your investment;

•	seek an investment with an active secondary market;

•	are unable or unwilling to hold the Notes until maturity; or

•	have a bearish view of the value of the Basket against the U.S. dollar over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

We intend to treat the Notes as contingent payment debt instruments that are not subject to the special rules for nonfunctional currency contingent payment debt instruments. We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any materially similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code and any applicable regulations, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

The Notes are 100% principal protected if held to maturity. You will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the value of the Basket will fluctuate, and the possibility that you will receive a lower amount of principal if the Notes are sold prior to maturity. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their impact on the value of, or the payment made on, the Notes.

You may lose a significant amount of your principal if you sell your Notes prior to maturity.

The full notional amount of your Notes is protected against a depreciation of the value of the Basket against the U.S. dollar, but the payment you will receive per Note at maturity will equal at least the minimum payment of 100% of the notional amount of your Notes only if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not be entitled to 100% principal protection and you may receive less and possibly significantly less, than the initial public offering price of $100,000 per Note. You therefore should be able and willing to hold your Notes until maturity.

You will not receive any interest payments on the Notes.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-currency-related debt security of comparable maturity that bears interest at a prevailing market rate. For more specific information about the cash payment at maturity and for illustrative examples, you should refer to the section “Description of the Notes.”

Your yield, if any, may be below market interest rates on the Final Fixing Date.

You may receive a payment on your Notes at maturity that is below what we would pay as of the issuance date if we had issued non-callable senior debt securities with a maturity similar to that of the Notes.

The formula for determining the cash payment at maturity does not take into account changes in the value of the Basket prior to the Final Fixing Date.

Changes in the value of the Basket against the U.S. dollar during the term of the Notes before the date on which the cash payment at maturity is calculated will not be reflected in the calculation of the cash payment at maturity. The Calculation Agent will calculate the cash payment at maturity based upon the Final Fixing Level as of the Final Fixing Date. As a result, you may not receive more than the notional amount of $100,000 per Note even if the value of the Basket against the U.S. dollar has increased at certain times during the term of the Note before falling on the Final Fixing Date.

The Notes are subject to foreign exchange risk.

The relationship between the U.S. dollar and the Components comprising the Basket varies based on a number of interrelated factors, including economic, financial and political events or actions that we cannot control. There can be no assurance that the value of the Basket will appreciate against the U.S. dollar over the term of the Notes.

The Components are volatile and are affected by numerous factors specific to each international country.

The value of each Component, which is primarily affected by the supply and demand for the Component and the U.S. dollar, may be affected by political, economic, geographic, financial, legal, accounting and tax matters specific to the country in which the Component is the official currency. Relevant factors include the possibility that exchange controls with respect to the Component and U.S. dollar could be imposed or modified, the possible imposition of regulatory controls or taxes, the overall growth and performance of the economies of the U.S. and the Component country, the trade and current account balance between the U.S. and the Component country, market interventions by the Federal Reserve Board or the central bank of the Component country, inflation, interest rate levels, the performance of the stock markets in the U.S. and the Component country, the stability of the governments and banking systems of the U.S. and Component countries, wars in which the U.S. and the Component country are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the U.S. or the Component country, and other foreseeable and unforeseeable events. Factors that may affect the likelihood of the Component country imposing exchange control restrictions include the extent of the country’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of the country’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which the country may be subject. The Component country’s government may choose to affect the exchange rate of its currency by central bank intervention, imposition of regulatory controls, taxes, revaluation or devaluation of the currency, the issuance of a replacement currency or by other available means. The value of the Component may also be affected by the operation of, and the identity of persons and entities trading on, interbank and interdealer foreign exchange markets in the U.S. and elsewhere.

Investments linked to foreign currencies involve risks associated with the currency markets of those countries, including risks of volatility and governmental intervention in those markets. There is also generally less publicly available information about foreign currencies and foreign fiscal and economic policies than there is concerning the U.S. dollar and U.S. fiscal and economic policies.

The Federative Republic of Brazil. The exchange rate between the Brazilian real and the U.S. dollar is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil. From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the real for U.S. dollars. Since then the exchange rate has fluctuated considerably. In addition, under certain conditions the Brazilian government has the ability to restrict the conversion of the real into foreign currencies.

The Russian Federation. Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range. In August 1998, the ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the ruble to float freely against the U.S. dollar. Since 1998, the Central Bank of Russia has maintained a managed float of the ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates. In February 2006, the Central Bank of Russia announced that the ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the ruble from the U.S. dollar.

The Republic of India. During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government's role in the economy has remained significant. The Indian government allows the exchange rate to float freely, without a fixed target or band, but will intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.

The People's Republic of China. Since the beginning of 1994, the Chinese government has used a managed floating exchange rate system, under which the People's Bank of China allows the yuan to float within a specified band around the central exchange rate that is published daily by the People's Bank. In July 2005, the Bank revalued the yuan by 2% and announced that in the future it would set the value of the yuan with reference to a basket of currencies rather than solely with reference to the U.S. dollar. In addition, the Bank recently announced that the reference basket of currencies used to set the value of the yuan will be based on a daily poll of market dealers and other undisclosed factors. To the extent that management of the yuan results in trading levels that do not fully reflect market forces, any further changes in the government's management of its currency could result in significant movement in the exchange rate between the Chinese yuan and the U.S. dollar.

The Components may not move in tandem; and gains in one Component may be offset by declines in another Component.

āPrice movements in the Components comprising the Basket may not move in tandem. At a time when the value of one or more of the Components increases, the value of one or more of the other Components may decline. Therefore, in calculating the Basket Performance, increases in the value of one or more of the Components may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Components.

Changes in correlation among the prices of the Components may adversely affect the value of the Notes.

Correlation is the extent to which the levels among the Components increase or decrease to the same degree at the same time. To the extent that correlation among the Components changes, the value of the Notes may be adversely affected. For example, if the price of one Component increases sharply and the others depreciate slightly or remain unchanged, the value of the Basket may depreciate, which may cause the value of the Notes to decline. Moreover, a sharp decrease in the price of one or more of the Components relative to the others may negatively affect the Basket Performance and, therefore, limit the cash payment you will receive at maturity to the notional amount of your Notes.

You must rely on your own evaluation of the merits of an investment in the Notes.

In connection with your purchase of the Notes, we urge you to consult your own financial, tax and legal advisors as to the risks entailed by an investment in Notes and to investigate the Components and the Basket and not rely on our views in any respect. You should make such investigation as you deem appropriate as to the merits of an investment in the Notes. In the ordinary course of our business, we may from time to time express views on expected movements in the foreign currency markets in general and in the Components in particular. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the currency markets may at any time have views that differ significantly from ours.

The liquidity, trading value and cash payment at maturity under the Notes could be affected by the actions of the governments of the United States and the countries in which the Basket currencies are the official currency.

Governments, from time to time, may not allow their currencies to float freely in response to economic forces or, as is currently the case with China, may use a managed floating system. Moreover, governments, including those of the United States and the countries in which the Basket currencies are the official currencies, use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and the amount of cash payment on each Note at maturity could be affected by the actions of sovereign governments which could change or interfere with currency valuation and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of any other development affecting the Basket or the U.S. dollar.

The Interdealer market in foreign currencies is an around-the-clock market; however, if a secondary market develops, the Notes may trade only during regular trading hours in the United States.

The interdealer market for foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Components and the U.S. dollar are traded. To the extent that U.S. markets are closed while international markets remain open, significant movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes. There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers’ offices and to others who wish to subscribe for this information, but this information may not necessarily reflect the spot rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors would make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Tax consequences.

We intend to treat the Notes as contingent payment debt instruments that are not subject to the special rules for nonfunctional currency contingent payment debt instruments. We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

The historical performance of the Components is not an indication of the future performance of the Components.

The historical performance of the Components, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Components. It is impossible to predict whether the value of the Components will fall or rise. The Components will be influenced by the complex and interrelated economic, financial, regulatory, geographical, judicial, political and other factors that can affect the capital markets generally and the currency trading markets in particular, and by various circumstances that can affect the value of a particular currency in relation to another currency.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors and may be substantially less than you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the value and volatility of the Components regardless of the value of the Basket at any given time, changes in interest rates in the international markets, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the value of the Basket is less than, equal to or not sufficiently above the value of the Basket on the date you purchased the Notes. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Value of the Basket. We expect that the trading value of the Notes will depend substantially on the amount, if any, of appreciation in the value of the Basket against the U.S. dollar (i.e., the appreciation, if any, of the value of the Basket against the U.S. dollar). If you decide to sell your Notes on a date before maturity when the Basket Performance would be positive if calculated with such date as the Maturity Date, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that hypothetical Basket Performance because of expectations that the value of the Basket will continue to fluctuate until the Basket Performance is determined on the Final Fixing Date. Economic, financial and other developments that affect the Components may also affect the value of the Notes.

•
Volatility of the Components. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the Components decreases, the trading value of the Notes will decrease; and, if the volatility of the Components increases, the trading value of the Notes will increase. The effect of the volatility of the Components on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

•
Interest rates. We expect that the trading value of the Notes will be affected by changes in interest rates in the international markets. In general, if U.S. interest rates increase, the value of outstanding debt securities tends to decrease; conversely, if U.S. interest rates decrease, the value of outstanding debt securities tends to increase. Interest rates also may affect the U.S. and international economies and, in turn, the Components and the value of the Basket, which would affect the value of the Notes.

•
Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings (A1 by Moody’s Investor Service, Inc., A+ by Fitch Ratings, Ltd. and A+ by Standard & Poor’s Rating Services), as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the appreciation of the value of the Basket against the U.S. dollar, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

•
Time remaining to maturity. A “time premium” results from expectations concerning the value of the Basket during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes.

•
Events involving the relevant currencies. General economic, political, legal and other political conditions affecting the Components, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes.

•
Size and liquidity of the secondary market. The Notes will not be listed on any securities exchange; and there may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a secondary market does develop, there can be no assurance that there will be liquidity in the secondary market. If the secondary market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. Bear Stearns has advised us that they intend, under ordinary market conditions, to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an appreciation of the value of the Basket against the U.S. dollar.

You have no rights to receive any Component.

Investing in the Notes will not make you a holder of any Component. The Notes will be paid in U.S. dollars, and you will have no right to receive delivery of a Component.

The Calculation Agent is our affiliate which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Basket Performance or deciding whether a Market Disruption Event has occurred, or calculating the Final Fixing Level if no fixing is published on the Final Fixing Date. You should refer to “Description of the Notes - Discontinuance of the Components” and “— Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with our affiliate performing its role as Calculation Agent.

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the currencies to which the Basket relates for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such currencies, and therefore the value of the Basket against the U.S. dollar. BSIL (or any other of our affiliates) will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and BSIL’s (or any other of our affiliates’) obligations under our hedge.

Discontinuances of Components may affect the trading value of the Notes and the amount you will receive at maturity.

If a Component has been removed from circulation or is otherwise discontinued, it may become difficult to determine the trading value of the Notes or the Final Fixing Level. If a Component has been removed from circulation or is otherwise discontinued at any time prior to the Maturity Date and a Successor Currency is not available or is not acceptable to the Calculation Agent in its sole discretion, then the Calculation Agent may, in its sole discretion, (i) at maturity, calculate the Basket Performance without regard to that Component, or (ii) accelerate the Maturity Date for the Notes, calculate the Basket Performance as specified above and calculate the cash payment at maturity based upon such Basket Performance. In such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. See “Description of the Notes - Discontinuance of the Components.”

Trading and other transactions by us or our affiliates could affect the prices of the Components, the value of the Basket, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell the Components or derivative instruments related to the Components for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions, if effected in substantial size, could affect the prices of those Components or the value of the Basket in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

Hedging activities we or our affiliates may engage in may affect the prices of the Components and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the cash payment you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in either of the Components, or derivative or synthetic instruments related to the Components, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the prices of the Components, we cannot assure you that these activities will not affect such prices and the trading value of the Notes prior to maturity or the cash amount payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

One or more of our affiliates have published, and may in the future publish, research reports regarding the currencies to which the Basket relates. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing, holding or selling the Notes. Any of these activities may affect the trading value of the Notes. Similarly, we may in the past or may in the future issue Notes that permit a purchaser to take a different view with respect to the movements of the Components than do the Notes (e.g., to take a bearish rather than a bullish view).

The cash payment you receive on the Notes at maturity may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Final Fixing Date, a Market Disruption Event has occurred or is continuing, the determination of the value of one or more Components by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent in its sole and absolute discretion. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Currency Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus entitled “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

The aggregate notional amount of the Notes is specified on the cover. The Notes will mature on the Maturity Date and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $100,000 notional amount of Notes. The Notes will not be listed on any securities exchange.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Future Issuances

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate notional amount of the outstanding Notes of this series, plus the aggregate notional amount of any Notes bearing the same CUSIP number that are issued pursuant to (i) any 30-day option we grant to Bear Stearns, and (ii) any future issuances of Notes bearing the same CUSIP number. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and value of the Basket at the time of the relevant sale.

Interest

We will not make any periodic payments of interest on the Notes.

Payment at Maturity

We have designed the Notes for investors who want to protect their investment by receiving at least 100% of the notional amount of their Notes at maturity, while also having an opportunity to participate in 400% of the potential appreciation of the value of the Basket against the U.S. dollar if the Basket Performance is greater than 0 (i.e., if the value of the Basket appreciates against the U.S. dollar). At maturity, we will pay you an amount in cash per Note, in U.S. dollars, that is based upon the Basket Performance. The Notes will allow you to participate in 400% of any appreciation in the Basket.

If the Basket Performance is greater than 0, the payment at maturity per Note will equal $100,000, plus:

The Notes are 100% principal protected if held to maturity. If the Basket Performance is equal to or less than 0, in all cases the payment at maturity per Note will equal $100,000.

The “Basket Performance” will be determined by the Calculation Agent and will be determined as follows:

where:

Wi is the weighting of each Component, which is 25%.

The “Basket” is comprised of four foreign currencies: (1) the Brazilian real (“BRL”); (2) the Russian ruble (“RUB”); (3) the Indian rupee (“INR”); and (4) the Chinese yuan (“CNY”). (BRL, RUB, INR and CNY are each a “Component” and collectively the “Basket”.) The number of units of each relevant Component which can be exchanged per U.S. dollar is “USD-BRL”, “USD-RUB”, “USD-INR” and “USD-CNY”, respectively. The weighting of each Component is fixed at 1/4 or 25% and will not change, unless any Component is modified during the term of the Notes.

The “Initial Fixing Level” is 2.1475 with respect to USD-BRL; 26.2045 with respect to USD-RUB; 44.6000 with respect to USD-INR; and 7.8224 with respect to USD-CNY.

The “Final Fixing Level” is, with respect to each Component, the number of units of each relevant Component which can be exchanged per U.S. dollar, as stated on the Final Fixing Page at the Final Fixing Time on the Final Fixing Date. If no fixing is published on the Final Fixing Date, each relevant Final Fixing Level shall be determined by the Calculation Agent in a commercially reasonable manner.

The “Final Fixing Page” is, with respect to USD-BRL, USD-INR and USD-CNY, Reuters Page 1FEE, and with respect to USD-RUB, Reuters Page EMTA.

The “Final Fixing Time” is, with respect to USD-BRL, USD-INR and USD-CNY, 12:00 pm, New York time, and with respect to USD-RUB, 9:30 am, London time.

The “Final Fixing Date” is December 15, 2008.

The “Pricing Date” of the Notes is December 6, 2006.

The “Settlement Date” of the Notes is December 22, 2006.

The “Maturity Date” of the Notes is December 22, 2008.

Illustrative Examples:

The following table demonstrating the hypothetical cash payment at maturity of a Note is based on the assumptions outlined below. The table does not purport to be representative of every possible scenario concerning increases or decreases in the Basket. You should not construe this table as an indication or assurance of the expected performance of the Notes. Actual returns may be different. This table demonstrating the hypothetical cash payment at maturity of a Note is based on the following assumptions:

•	Investor purchases $100,000 aggregate notional amount of Notes at the initial public offering price of $100,000.

•	Investor holds the Notes to maturity.

•	The Initial Fixing Level is 2.0000 with respect to USD-BRL; 26.0000 with respect to USD-RUB; 45.0000 with respect to USD-INR; and 8.0000 with respect to USD-CNY.

•	The Final Fixing Level with respect to each Component moves in tandem with (i.e., in the same direction and in the same proportionate magnitude as) the other Components.

•	The Notes allow you to participate in 400% of the potential positive Basket Performance (i.e., the potential appreciation of the value of the Basket against the U.S. dollar).

•	All returns are based on a 24-month term; pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Hypothetical Initial Fixing Level	Hypothetical Final Fixing Level	Basket Performance	Cash Payment at Maturity per Note	Percentage Return per Note (400% of Basket Performance, if positive)
2.0; 26.0; 45.0; 8.0	0.2; 2.6; 4.5; 0.8	90%	$460,000	360%
2.0; 26.0; 45.0; 8.0	0.4; 5.2; 9.0; 1.6	80%	$420,000	320%
2.0; 26.0; 45.0; 8.0	0.6; 7.8; 13.5; 2.4	70%	$380,000	280%
2.0; 26.0; 45.0; 8.0	0.8; 10.4; 18.0; 3.2	60%	$340,000	240%
2.0; 26.0; 45.0; 8.0	1.0; 13.0; 22.5; 4.0	50%	$300,000	200%
2.0; 26.0; 45.0; 8.0	1.2; 15.6; 27.0; 4.8	40%	$260,000	160%
2.0; 26.0; 45.0; 8.0	1.4; 18.2; 31.5; 5.6	30%	$220,000	120%
2.0; 26.0; 45.0; 8.0	1.6; 20.8; 36.0; 6.4	20%	$180,000	80%
2.0; 26.0; 45.0; 8.0	1.8; 23.4; 40.5; 7.2	10%	$140,000	40%
2.0; 26.0; 45.0; 8.0	2.0; 26.0; 45.0; 8.0	0%	$100,000	0%
2.0; 26.0; 45.0; 8.0	2.2; 28.6; 49.5; 8.8	-10%	$100,000	0%
2.0; 26.0; 45.0; 8.0	2.4; 31.2; 54.0; 9.6	-20%	$100,000	0%
2.0; 26.0; 45.0; 8.0	2.6; 33.8; 58.5; 10.4	-30%	$100,000	0%
2.0; 26.0; 45.0; 8.0	2.8; 36.4; 63.0; 11.2	-40%	$100,000	0%
2.0; 26.0; 45.0; 8.0	3.0; 39.0; 67,5; 12.0	-50%	$100,000	0%
2.0; 26.0; 45.0; 8.0	3.2; 41.6; 72.0; 12.8	-60%	$100,000	0%
2.0; 26.0; 45.0; 8.0	3.4; 44.2; 76.5; 13.6	-70%	$100,000	0%
2.0; 26.0; 45.0; 8.0	3.6; 46.8; 81.0; 14.4	-80%	$100,000	0%
2.0; 26.0; 45.0; 8.0	3.8; 49.4; 85.5; 15.2	-90%	$100,000	0%
2.0; 26.0; 45.0; 8.0	4.0; 52.0; 90.0; 16.0	-100%	$100,000	0%

Discontinuance of a Component

If the Calculation Agent, in its sole discretion, determines that a Component has been removed from circulation or otherwise discontinued and banks dealing in foreign exchange and foreign currency deposits in the Component have commenced trading a successor or substitute currency substantially similar to the Component that the Calculation Agent determines, in its sole discretion, to be comparable to the Component (the “Successor Currency”) (the number of units of such Successor Currency which can be exchanged for one U.S. dollar on the relevant Final Fixing Date being referred to herein as the “Successor Component”), then the Basket Performance will be determined by reference to the Successor Component at the time determined by the Calculation Agent on the markets for the Successor Currency on the Final Fixing Date.

If the Calculation Agent determines that any Successor Component shall be utilized for purposes of calculating the Basket Performance, the Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at the Basket Performance.

Upon any selection by the Calculation Agent of a Successor Component, the Calculation Agent will notify us and the Trustee, who will provide notice to you. If a Successor Component is selected by the Calculation Agent, the Successor Component will be used as a substitute for the Component for all purposes, including for purposes of calculating the cash payment to you at maturity and determining whether a Market Disruption Event exists.

If the Calculation Agent, in its sole discretion, determines that (i) it is unable to determine the Basket Performance or Successor Component for two consecutive Business Days, or (ii) that a Component has been removed from circulation or otherwise discontinued and that no Successor Component is available at such time, the Calculation Agent will determine, in its sole discretion, the value of the Component to be used for the Basket Performance. Notwithstanding the foregoing, if a Component has been removed from circulation or otherwise discontinued, and the Calculation Agent determines that no Successor Component is available at such time and no Successor Component is likely to become available, the Calculation Agent may, in its sole discretion, (i) at maturity, calculate the Basket Performance without regard to that Component, or (ii) accelerate the Maturity Date for the Notes, calculate the Basket Performance as specified above and calculate the cash payment at maturity based upon such Basket Performance.

Market Disruption Events

If there is a Market Disruption Event with respect to a Component on the date on which the Basket Performance is to be determined, that Component will be determined on the basis of the first succeeding Business Day on which there is no Market Disruption Event. In no event, however, will the date with respect to which that Component is determined be a date that is more than two Business Days following the original date that, but for the Market Disruption Event, would have been utilized to determine the Basket Performance. In that case, the second Business Day will be deemed to be the Final Fixing Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the Basket Performance on that second Business Day in accordance with the method of calculating the Basket Performance in effect prior to the Market Disruption Event (that would have prevailed but for such suspension or limitation) as of that second Business Day.

A “Market Disruption Event” means any of the following events, as determined by the Calculation Agent, in its sole discretion:

(a) the occurrence or existence of any condition or event (other than an event described in (b) below) which the Calculation Agent determines is material that, at any time, disrupts or impairs (as determined by the Calculation Agent in its sole discretion) the ability of market participants in general through legal channels to (A) convert a Component or any Successor Currency into U.S. dollars, (B) deliver U.S. dollars from accounts within the local jurisdiction for the Component or any Successor Currency, to accounts outside such jurisdiction, or (C) to deliver a Component or any Successor Currency between accounts within the local jurisdiction to a person that is a non-resident of such jurisdiction; or

(b) any other event, the Calculation Agent determines in its sole discretion, that materially interferes with our ability or our affiliates’ ability to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a beneficial owner of a Note, upon any acceleration permitted by the Notes will be equal to the cash payment at maturity calculated as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent in its sole and absolute discretion. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes by Bear Stearns will be made in immediately available funds. Payments of the cash payment at maturity will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to Holders would entitle the Holders, or the Trustee acting on behalf of the Holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE BASKET

General

We obtained all information regarding the Components contained in this pricing supplement from publicly available information without independent verification. The consequences of a discontinuation of the Components are described below. We do not assume any responsibility for the accuracy or completeness of any information relating to the Components.

The currencies that will comprise the Basket are the Brazilian real (BRL), the Russian Ruble (RUB), the Indian rupee (INR) and the Chinese yuan (CNY). The exchange rates quoted as the Initial Fixing Level and the Final Fixing Level are foreign exchange spot prices that measure the relative values of the Components against the U.S. dollar expressed as the number of units of the applicable Component which can be exchanged for one U.S. dollar. If the applicable Component depreciates against the U.S. dollar, the Final Fixing level increases, because more units of the Component can be purchased per U.S. dollar. If the value of the Component appreciates against the U.S. dollar, the Final Fixing Level decreases, because fewer units of the Component can be purchased per U.S. dollar.

The weighting of each Component is fixed at 1/4 or 25% and will not change, unless any Component is modified during the term of the Notes.

Historical Data on the Components

The tables below were constructed using historical data regarding the prices of the Components. The historical data is for illustrative purposes and is not indicative of the future performance of the Components or the future value of the Notes. While the prices of the Components will determine the value of the Basket, it is impossible to predict whether the value of the Basket will rise or fall during the term of the Notes. Trading prices of the Components will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the currency markets generally and the markets for the Components in particular. Any historical upward or downward trend in the value of the Components during any period set forth below is not an indication that the Components are more or less likely to increase or decrease at any time during the term of the Notes. All information in the tables that follow was obtained from Bloomberg, without independent verification.

The tables below set forth the highest and lowest daily levels during the applicable quarter, as well as the end-of-quarter closing levels of the Components for each quarter beginning with January 1, 2001 (expressed as the number of units of the respective Component which can be exchanged for one U.S. dollar.

Brazilian real.
	High	Low	Period End
2001
First Quarter	2.1720	1.9310	2.1525
Second Quarter	2.4795	2.1375	2.3105
Third Quarter	2.8325	2.3315	2.6700
Fourth Quarter	2.7850	2.2945	2.3105
2002
First Quarter	2.4625	2.2950	2.3250
Second Quarter	2.8805	2.2650	2.8175
Third Quarter	3.8725	2.8015	3.7395
Fourth Quarter	3.9505	3.4740	3.5400
2003
First Quarter	3.6650	3.2610	3.3525
Second Quarter	3.3135	2.8385	2.8440
Third Quarter	3.0675	2.8155	2.9000
Fourth Quarter	2.9475	2.8310	2.8915
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter (through December 26, 2006)	2.2000	2.1310	2.1430

Russian ruble.
	High	Low	Period End
2001
First Quarter	28.7920	28.1600	28.7600
Second Quarter	29.1900	28.7900	29.1470
Third Quarter	29.4810	29.1360	29.4670
Fourth Quarter	30.5050	29.4570	30.5050
2002
First Quarter	31.2100	30.4650	31.2100
Second Quarter	31.4950	31.1650	31.4750
Third Quarter	31.6900	31.4450	31.6900
Fourth Quarter	31.9550	31.6900	31.9550
2003
First Quarter	31.9550	31.3722	31.3862
Second Quarter	31.2865	30.3215	30.3655
Third Quarter	30.7254	30.2428	30.5870
Fourth Quarter	30.5212	29.2390	29.2425
2004
First Quarter	29.2425	28.4375	28.5190
Second Quarter	29.0825	28.5075	29.0697
Third Quarter	29.2755	28.9900	29.2229
Fourth Quarter	29.2210	27.7200	27.7200
2005
First Quarter	28.1950	27.4487	27.8621
Second Quarter	28.6800	27.7080	28.6300
Third Quarter	28.8312	28.1600	28.4977
Fourth Quarter	28.9814	28.4295	28.7414
2006
First Quarter	28.7414	27.6651	27.7049
Second Quarter	28.2960	26.7316	26.8455
Third Quarter	27.0500	26.6660	26.7958
Fourth Quarter (through December 26, 2006)	26.9846	26.1735	26.3955

Indian rupee.
	High	Low	Period End
2001
First Quarter	46.7250	46.3450	46.6150
Second Quarter	47.0400	46.5550	47.0400
Third Quarter	48.0500	47.1050	47.8600
Fourth Quarter	48.2650	47.7750	48.2450
2002
First Quarter	48.8250	48.2450	48.8150
Second Quarter	49.0500	48.8150	48.8850
Third Quarter	48.8450	48.3700	48.3750
Fourth Quarter	48.4300	47.9350	47.9750
2003
First Quarter	48.0100	47.4700	47.4700
Second Quarter	47.4675	46.4025	46.4875
Third Quarter	46.4350	45.6950	45.7600
Fourth Quarter	45.9250	45.2150	45.6250
2004
First Quarter	45.6400	43.6000	43.6000
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.4600
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.1175	46.0400
Third Quarter	46.9950	45.7700	45.9250
Fourth Quarter (through December 26, 2006)	45.9715	44.4450	44.4450

Chinese yuan.
	High	Low	Period End
2001
First Quarter	8.2786	8.2763	8.2777
Second Quarter	8.2785	8.2767	8.2767
Third Quarter	8.2773	8.2766	8.2768
Fourth Quarter	8.2775	8.2765	8.2765
2002
First Quarter	8.2775	8.2765	8.2774
Second Quarter	8.2776	8.2765	8.2771
Third Quarter	8.2772	8.2760	8.2772
Fourth Quarter	8.2775	8.2766	8.2770
2003
First Quarter	8.2778	8.2766	8.2774
Second Quarter	8.2775	8.2768	8.2775
Third Quarter	8.2776	8.2766	8.2770
Fourth Quarter	8.2772	8.2765	8.2767
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2765
2005
First Quarter	8.2766	8.2763	8.2764
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0647	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9041
Fourth Quarter (through December 26, 2006)	7.9149	7.8152	7.8200

Foreign Exchange Market

The foreign exchange market is the largest and most liquid financial market in the world. The foreign exchange market is predominantly an over-the-counter market, with no fixed location and it operates 24 hours a day, seven days a week. London, New York City and Tokyo are the principal geographic centers of the world-wide foreign exchange market. Other, smaller markets include Singapore, Zurich and Frankfurt.

There are three major kinds of transactions in the traditional foreign exchange markets: spot transactions, outright forwards and foreign exchange swaps. “Spot” trades are foreign exchange transactions that settle typically within two business days with the counterparty to the trade. “Forward” trades are transactions that settle on a date beyond spot, and “swap” transactions are transactions in which two parties exchange two currencies on one or more specified dates over an agreed period and exchange them again when the period ends. There also are transactions in currency options, which trade both over-the-counter and, in the U.S., on the Philadelphia Stock Exchange. Currency futures are transactions in which an institution buys or sells a standardized amount of foreign currency on an organized exchange for delivery on one of several specified dates, but typically closes out the contract prior to making or taking delivery. Currency futures are traded in a number of regulated markets, including the International Monetary Market division of the Chicago Mercantile Exchange, the Singapore Exchange Derivatives Trading Limited (formerly the Singapore International Monetary Exchange) and the London International Financial Futures Exchange

Participants in the foreign exchange market have various reasons for participating. Multinational corporations and importers need foreign currency to acquire materials or goods from abroad. Banks and multinational corporations sometimes require specific wholesale funding for their commercial loan or other foreign investment portfolios. Some participants hedge open currency exposure through off-balance-sheet products.

The primary market participants in foreign exchange are banks (including government-controlled central banks), investment banks, money managers, multinational corporations and institutional investors. The most significant participants are the major international commercial banks that act both as brokers and as dealers. In their dealer role, these banks maintain long or short positions in a currency and seek to profit from changes in exchange rates. In their broker role, the banks handle buy and sell orders from commercial customers, such as multinational corporations. The banks earn commissions when acting as agent. They profit from the spread between the rates at which they buy and sell currency for customers when they act as principal.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. We intend to treat the Notes as contingent payment debt instruments that are not subject to the special rules for nonfunctional currency contingent payment debt instruments. We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement. Pursuant to the terms of the notes, each Holder agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of securities by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns is considered a "disqualified person" under the Code or "party in interest" under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a "party in interest" to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption ("PTCE") 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in-house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of securities on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any securities, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such securities, will be deemed to represent that the purchase, holding and disposition of the securities does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law ("Similar Law") similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the securities. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the securities will not result in a non-exempt violation of applicable Similar Law.

The sale of any security to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes and in part for hedging by us or one or more of our subsidiaries (including BSIL) of our obligations under the Notes by the purchase and sale of exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Components, futures contracts on the Components and/or options on such futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the levels of the Components), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in the Components, listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Components. In addition, we or one or more of our subsidiaries may periodically purchase or otherwise acquire a long or short position in the Notes and may, in our or its discretion, hold or resell such Notes. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in the Components, options contracts in, or other derivative or synthetic instruments related to, the Components, then we or one or more of our subsidiaries may liquidate a portion of its holdings at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of such options, stocks, futures contracts or options on futures contracts or on the value of the Components, we cannot guarantee that we and one or more of our subsidiaries will not affect such prices or value as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of June 19, 2003, as amended, we have agreed to sell to Bear Stearns, as principal, and Bear Stearns has agreed to purchase from us, the aggregate notional amount of Notes set forth opposite its name below.

Agents	Notional Amount of Notes
Bear, Stearns & Co. Inc.	$2,500,000
Total	$2,500,000

The agents intend to initially offer $2,500,000 of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale. In the future, the agents may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We will offer the Notes to Bear Stearns at 100% of the price at which the Notes are offered to the public.

In order to facilitate the offering of the Notes, we may grant the agents a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $375,000 of Notes at the public offering price, less the agent’s discount, to cover any over-allotments. The agents may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the agents may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to them by us. If this option is exercised, in whole or in part, subject to certain conditions, the agents will become obligated to purchase from us and we will be obligated to sell to the agents an amount of Notes equal to the amount of the over-allotment exercised. The Agents may elect to cover any such short position by purchasing Notes in the open market.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established secondary market. The Notes will not be listed on any securities exchange; and we do not expect a secondary market to develop. Bear Stearns has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions, to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active secondary market for the Notes will develop or, if such a secondary market develops, as to the liquidity of such secondary market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Bear Stearns may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales of Notes. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Because Bear Stearns is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement and the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		The Bear Stearns Companies Inc.
TABLE OF CONTENTS Pricing Supplement	Page	$2,500,000

Summary	PS-2	Medium-Term Notes, Series B
Key Terms	PS-4
Questions and Answers	PS-6
Risk Factors	PS-10
Description of the Notes	PS-16
Description of the Basket	PS-20	Linked to a Basket of B.R.I.C. Currencies
Certain U.S. Federal Income Tax Considerations	PS-23	Against the U.S. Dollar
Certain ERISA Considerations	PS-24
Use of Proceeds and Hedging	PS-25
Supplemental Plan of Distribution	PS-25
Legal Matters	PS-26	$2,500,000 100% Principal Protected Notes

Prospectus Supplement
Risk Factors	S-3	Due December 22, 2008
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47	PRICING SUPPLEMENT
Validity of the Notes	S-47
Glossary	S-47

Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49